Pioneer Power Solutions Inc. 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among PIONEER CRITICAL POWER, INC., the Company; CLEANSPARK, INC., the Parent and CLEANSPARK ACQUISITION, INC. Merger Sub Dated as of January 22, 2019

ARTICLE 1. THE MERGER		4
1.1	The Merger	4
1.2	Closing	4
1.3	Effective Time	4
1.4	Effects of the Merger	4
1.5	Certificate of Incorporation and Bylaws of the Surviving Company	4
1.6	Directors and Officers of the Surviving Company	4
1.7	Conversion of Securities	5
1.8	Status of Certificates	5
1.9	Parent Common Stock	5
1.10	Additional Actions	6
1.11	Tax Consequences	6
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF COMPANY		6
2.1	Organization and Corporate Power	6
2.2	Due Authorization	7
2.3	No Violation; Consents	7
2.4	Material Contracts	7
2.5	Financial Statements	8
2.6	Absence of Undisclosed Liabilities	8
2.7	Absence of Certain Developments	9
2.8	Tangible Assets	9
2.9	Intellectual Property	9
2.10	Compliance with Laws and Regulations; Permits	10
2.11	Litigation	11
2.12	Taxes	11
2.13	Financial Advisors/Broker Fees	11
2.14	Capitalization	12
2.15	Disclosure	12
2.16	Insurance Coverage	12
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		13
3.1	Organization	13
3.2	Capitalization	13
3.3	Authority	14
3.4	Governmental Consents	14
3.5	No Breach	14
3.6	SEC Filings; Financial Statements; Undisclosed Liabilities	14
3.7	Absence of Certain Developments	15
3.8	Compliance with Laws and Regulations; Permits.	16
3.9	Financial Advisors; Broker Fees	17
3.10	Litigation	17
3.11	Valid Issuance	17
3.12	No Integrated Offering	17
3.13	Shell Company Status	17
3.14	Taxes	17
3.15	Merger Sub	18
ADDITIONAL COVENANTS AND AGREEMENTS		18

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4.1	Conduct of Business	18
4.2	Public Announcements	18
4.3	Cooperation	18
4.4	Commercially Reasonable Efforts	18
4.5	Specific Performance	18
4.6	Further Assurances	18
4.7	Access to Books and Records	19
4.8	Confidentiality	19
4.9	Governmental Approvals and Consents	19
4.10	Integration	20
4.11	Tax Matters	20
ARTICLE 5. CONDITIONS TO THE MERGER		20
5.1	Conditions to Company’s Obligations to Effect the Merger	20
5.2	Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger	21
ARTICLE 6. TERMINATION		22
6.1	Termination	22
6.2	Effect of Termination	23
ARTICLE 7. MISCELLANEOUS		24
7.1	Expenses	24
7.2	Notices	24
7.3	Successors and Assigns	25
7.4	Entire Agreement; Modification	25
7.5	Section and Other Headings	25
7.6	Governing Law	25
7.7	Counterparts	25
7.8	Further Assurances	25
7.9	Severability	25
7.10	No Third Party Beneficiaries	25
7.11	Consent to Jurisdiction	26
7.12	Construction	26
7.13	Interpretation	26
ARTICLE 8. DEFINITIONS		26
8.1	Certain Definitions	26

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2019 (this “Agreement”), is by and among Pioneer Critical Power, Inc., a Delaware corporation (“Company”), CleanSpark, Inc., a Nevada corporation (“Parent”) and CleanSpark Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Certain terms used in this Agreement are used as defined in Article 9.

Recitals

WHEREAS, each of the respective Boards of Directors of Parent, Company and Merger Sub have each duly approved and declared advisable this Agreement, the Certificate of Merger, and the Merger;

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by the merger of Company with and into Merger Sub, with Company being the Surviving Company, in accordance with the Delaware General Corporation Law (the “DGCL”), pursuant to which all of the shares of common stock, $0.01 par value, of Company (the “Company Common Stock”) issued and outstanding will be converted into the right to receive an aggregate of (i) 1,750,000 shares (the “Shares”) of common stock, $0.001 par value of Parent (the “Parent Common Stock”), (ii) a five-year warrant to purchase 500,000 shares (the “$1.60 Warrant Shares”) of Parent Common Stock at an exercise price of $1.60 per share, in substantially the form attached hereto as Exhibit A (the “$1.60 Warrant”) and (iii) a five-year warrant to purchase 500,000 shares (together with the $1.60 Warrant Shares, the “Warrant Shares”) of Parent Common Stock at an exercise price of $2.00 per share, in substantially the form attached hereto as Exhibit B (the “$2.00 Warrant” and together with the $1.60 Warrant, the “Warrants”, and the Warrants, together with such shares of Parent Common Stock, the “Merger Consideration”), on the terms and subject to the conditions provided for in this Agreement, and such surviving company will be a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the parties intend by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of Code, and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, a condition to and inducement of Parent’s and Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Parent and Pioneer Power Solutions, Inc., or one of its Affiliates, will execute the Contract Manufacturing Agreement;

WHEREAS, a condition to and inducement of Parent’s and Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Pioneer Power Solutions, Inc. and Nathan Mazurek will execute a Non-Competition and Non-Solicitation Agreement; and

WHEREAS, a condition to and inducement of Parent’s and Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Parent and Pioneer Power Solutions, Inc. will execute an Indemnification Agreement.

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Agreements

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and Company hereby agree as follows:

ARTICLE 1.

 THE MERGER

1.1               The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Company shall merge with and into Merger Sub, and the separate corporate existence of Merger Sub shall thereupon cease, and Company shall be the surviving company in the Merger (the “Surviving Company”).

1.2               Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York, 10112 on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in any event no later than January 31, 2019, unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”.

1.3               Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger, in each case in forms approved by Parent and Company, which approval shall not be unreasonably withheld. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.4               Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Company, and all debts, duties and liabilities of Merger Sub and Company shall become the debts, liabilities and duties of the Surviving Company. Notwithstanding the foregoing, Parent acknowledges and agrees that the Merger shall not confer any right to use the name “Pioneer Critical Power,” which name shall remain the property of Pioneer and its Affiliates (including the right to trademark such name). Parent shall, within thirty (30) days after the Effective Date, change the name of the Company to a name that does not belong to Pioneer or its Affiliates.

1.5               Certificate of Incorporation and Bylaws of the Surviving Company. The certificate of incorporation and bylaws of Company shall be applicable to the Surviving Company until thereafter amended as provided by law and such certificate of incorporation and bylaws.

1.6               Directors and Officers of the Surviving Company. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of Merger Sub immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

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1.7               Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or Company:

(a)                 The issued and outstanding shares of Company Common Stock at the Effective Time shall be converted into and become the Merger Consideration.

(b)                Any shares of Company Common Stock that are owned by Company as treasury stock shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                 Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, which shall represent all of the issued and outstanding shares of common stock of the Surviving Company immediately following the Effective Time.

1.8               Status of Certificates.

(a)                 Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration to be paid in respect of shares of Company Common Stock shall be paid upon the surrender or exchange of stock certificates representing shares of Company Common Stock (collectively, the “Certificates”) in accordance with the terms of this Article 2 and shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of Company, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.9               Parent Common Stock. The shares of Parent Common Stock and the Warrants issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the holder of Company Capital Stock of its shares of Parent Common Stock and Warrants has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the shares of Parent Common Stock and Warrants issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Parent agrees to cooperate in a timely manner with the holders of the Merger Consideration to remove any restrictive legends or similar transfer instructions from the Merger Consideration upon the registration of the Merger Consideration or in the event that the Merger Consideration is otherwise transferable pursuant to an exemption from registration otherwise required thereunder. Notwithstanding anything to the contrary in this Agreement, Parent has no obligation to register the Merger Consideration with the SEC.

1.10           Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Company and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Laws) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

1.11           Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent that, except as set forth in the disclosure letter delivered by Company to Parent simultaneously with the execution of this Agreement:

2.1               Organization and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify or be in good standing would result in a Company Material Adverse Effect. Company has full corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and all other instruments, agreements, certificates and documents contemplated hereby and thereby, and to consummate the transactions contemplated hereby.

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2.2               Due Authorization. This Agreement and the Related Agreements have been duly authorized, executed and delivered by Company and constitute or, when executed will constitute, a valid and legally binding agreement of Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3               No Violation; Consents.

(a)                 Except as set forth on Schedule 2.3(a), the execution, delivery and performance by Company of this Agreement, the Related Agreements or any other instruments, agreements, certificates and documents contemplated hereby or thereby do not and will not (i) violate any Order applicable to Company; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of Company’s assets under, any Contract to which Company is a party or by which Company or any of Company’s assets are bound; (iv) permit the acceleration of the maturity of any Indebtedness of Company; or (v) violate or conflict with any provision of the Certificate of Incorporation or bylaws of Company.

(b)                Except for as would not individually, or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no consents or approvals of, or filings or registrations by Company with, any Governmental Authority or any other Person not a Party are necessary in connection with the execution, delivery and performance of this Agreement, the Related Agreements or the other instruments, agreements, certificates and documents contemplated hereby or thereby by Company and the consummation by Company of the transactions contemplated hereby and thereby.

(c)                 Company has not breached any provision of, nor is it in default under the terms of, any Material Contract to which it is a party or under which it has any rights or by which it is bound, which breach or default would give the other party to such Contract the right to cancel or terminate such contract or accelerate performance of Company’s obligations thereunder, and to Company’s Knowledge, no other party to any such Contract has breached such Contract or is in default thereunder in any material respect.

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2.4               Material Contracts.

(a)                 Schedule 2.4(a) contains an accurate and complete list of all Contracts that are material to the Company (the “Company Material Contracts”), which includes all Contracts (including purchase orders) held by the Company to be transferred to Purchaser as a result of the Closing.

(b)                True and complete copies of each of the foregoing Company Material Contracts, including all amendments, supplements and modifications to each such Company Material Contract, have been made available for review by Parent. Except as disclosed on Schedule 2.4(b), (i) each Company Material Contract is in full force and effect and is a valid, legal and binding agreement of Company, and enforceable against the other party or parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general principles of equity; (ii) no Company Material Contract contains any termination right upon a change in control or sale of all or substantially all of Company’s assets; and (iii) each Company Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

2.5               Financial Statements.

(a)                 Company has delivered to Parent the following unaudited financial statements:

(i)                  the gross profit and net revenue of the Company for the nine-month period ended September 30, 2018 attached hereto as Schedule 2.5(a)(i) (the “Interim Financials”); and

(ii)                the gross profit and net revenue of the Company for the fiscal years ended December 31, 2016 and December 31, 2017, each of the foregoing attached hereto as Schedule 2.5(a)(ii) (the “Historical Financials” and, together with the Interim Financials, the “Financial Statements”).

The Financial Statements fairly present the net revenue and gross profit of the Company for the periods covered thereby, are consistent with the books and records of Company and have been prepared in accordance with GAAP. The Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b)                Schedule 2.5(b) sets forth a list of (i) all material Indebtedness of the Company and (ii) the principal amount of, interest rate applicable to and all accrued and unpaid interest owing on, each item of material Indebtedness of the Company. Company has provided Parent with true and complete copies of the notes, loan agreements or other documentation evidencing the material Indebtedness of the Company prior to the date hereof.

2.6               Absence of Undisclosed Liabilities. Except as set forth in Schedule 2.6, Company does not have any Liability of a type required to be reflected on an balance sheet other than (a) Liabilities set forth in the Financial Statements and (b) Liabilities which have arisen after the date of the Interim Financials in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

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2.7               Absence of Certain Developments. Except as set forth on Schedule 2.7, since December 31, 2018, there has occurred no Company Material Adverse Effect and no fact or condition exists or is contemplated or threatened which would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.7, since December 31, 2018, Company has conducted its business only in the Ordinary Course of Business and, without limiting the generality of the foregoing, Company has not:

(a)                 mortgaged or pledged any properties or assets or subjected any property or asset to any Lien, except Liens for current Taxes not yet due and payable;

(b)                sold, assigned, transferred or licensed any tangible or intangible assets or canceled any debts or claims except in the Ordinary Course of Business;

(c)                 made any commitment for capital expenditures;

(d)               suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance;

(e)                 paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against Company or any of its directors, managers, officers, employees or agents; or

(f)                 committed to do any of the foregoing.

2.8               Tangible Assets. Company has good and marketable title to or a valid leasehold interest in all material items of equipment and other tangible assets necessary for the operation of the Company, free and clear of all Liens, except for Permitted Liens. All of the tangible personal property necessary for the operation of the Company has been adequately maintained in a manner consistent with normal industry practices and all such property is fully operational and in good condition in all respects (with the exception of normal wear and tear).

2.9               Intellectual Property. (a) Company owns or has the right to use all Company Intellectual Property. To Company’s Knowledge, Company has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property owned by any Person (“Third Party Intellectual Property”), the products, services and operation of its business have not and do not infringe, misappropriate or otherwise violate any Third Party Intellectual Property and Company has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any offer to license or any claim that Company must license or refrain from using any Third Party Intellectual Property). The Intellectual Property is not subject to any outstanding Order or ruling and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Company Intellectual Property. To Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Company Intellectual Property in any respect.

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(b)                Schedule 2.9(b) identifies each patent, registered Trademark, or registered copyright included among the Company Intellectual Property, identifies each pending patent application, application for registration of any Trademark, or application for registration of any copyright which Company has made with respect to any of the Company Intellectual Property, and any licenses or sublicenses with respect to the foregoing which are utilized or required in the conduct of its business. Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 2.9(b), Company does not own or license any unregistered Trademark, copyright or computer software item in the conduct of its business.

(c)              Company possesses all right, title, and interest in and to the Company Intellectual Property, free and clear of any Lien, license, or other restriction. To Company’s Knowledge, the Company Intellectual Property and Company’s rights thereto are valid and enforceable.

(d)             All current and former employees, contractors and third parties who have created, conceived, reduced to practice or developed any Intellectual Property in connection with the business of the Company have executed valid, written agreements assigning all right, title and interest in and to such Intellectual Property to Company and have executed all documents necessary to the filing and prosecution of all Company Intellectual Property rights. Company has taken all steps reasonably required to protect the secrecy of all trade secrets and proprietary information included in the Company Intellectual Property.

(e)                 All necessary documents and certificates in connection with the Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, for the purposes of maintaining all rights in the Company Intellectual Property.

(f)                 The consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any rights of Company or any of its Affiliates in the Company Intellectual Property, and all Company Intellectual Property shall be owned or available for use by Parent on identical terms and conditions immediately following the Closing, without payment of any additional fees or obtaining any additional permissions or consents. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any applicable Laws or any privacy policies or other Contracts pertaining to the collection, storage, use, disclosure or transfer of any data protected under any applicable Law. Company has provided to Parent true and correct copies of all such privacy policies and Contracts.

2.10           Compliance with Laws and Regulations; Permits.

(a)         Company has complied in all material respects with all Laws applicable to its business.

(b)                Company owns, holds or possesses all Permits that are necessary to entitle it to own or lease, operate and use the properties and assets of its business and to carry on and conduct its business substantially as currently conducted. Schedule 2.10(b) sets forth a list of each Permit issued to Company which is necessary to the conduct of its business as currently conducted. Complete and correct copies of all of the Permits have been made available to Parent. Except as set forth on Schedule 2.10(b), since December 31, 2017: (i) Company has fulfilled and performed its material obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default by Company under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Company; and (iii) each Permit is valid, subsisting and in full force and effect and will continue in full force and effect after the transactions contemplated by this Agreement, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

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(c)           Company complies with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., and all local laws concerning corrupt payments, including applicable export control, money laundering and anti-terrorism Laws. Neither Company nor, to Company’s Knowledge, any employee or contractor of Company has, directly or indirectly, on behalf of or with respect to Company, offered, paid, solicited or received any remuneration in violation of any Law (including any kickback, bribe, or rebate and regardless of form, whether in money, property or services) directly or indirectly, overtly or covertly, in return for obtaining or retaining business or securing an improper advantage in violation of any applicable Law.

2.11           Litigation. Except as disclosed in Schedule 2.11, there are no actions, suits or proceedings at law or in equity, arbitration proceedings, or claims, demands or investigations, pending or to Company’s Knowledge, threatened against or involving Company or, including any proceedings by or before any Governmental Authority.

2.12           Taxes. Company has duly and timely filed all material Tax Returns that were due. All such Tax Returns are true, correct, and complete in all material respects. All Taxes due and payable with respect to such Tax Returns (whether or not shown as payable), or otherwise due and payable by Company, have been timely paid to the appropriate Governmental Authority.

(a)                 Company has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Company has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(b)                Company has not extended any statute of limitations relating to any Taxes. No audits or other proceedings are ongoing or, to the Knowledge of the Company, threatened with respect to any Tax Return or Taxes of Company. The Company has not taken nor agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code

2.13           Financial Advisors/Broker Fees. None of Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

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2.14           Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of common stock, of which a total of 1,000 shares of common stock are issued and outstanding and held solely by Pioneer. As of the date of this Agreement, no additional shares of capital stock of the Company have been authorized or issued. None of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its subsidiaries; (iii) except as set forth on Schedule 2.14, there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound; (iv) except as set forth on Schedule 2.14, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of the Company or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or any of its subsidiaries; and (vii) the Company has not issued any stock appreciation rights or “phantom stock” or any similar rights.

2.15           Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent in writing that has had or is currently having a Company Material Adverse Effect. No representation or warranty by the Company herein and no information disclosed in the exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

2.16           Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

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ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to Company that, except as set forth in the disclosure letter delivered by Parent to Company simultaneously with the execution of this Agreement:

3.1               Organization. Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and (b) is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure so to qualify would have a Parent Material Adverse Effect. Parent and Merger Sub have full power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby.

3.2               Capitalization. The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement: (A) [36,649,197] [1] shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) 0 shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) 1,000,000 shares of Parent Preferred Stock were issued and outstanding; and as of the date of this Agreement, no additional shares of Parent Common Stock or shares of Parent Preferred Stock have been issued. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration and the Warrant Shares, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. As of the Closing, Parent shall have reserved from its duly authorized capital stock not less than the maximum number of shares of Parent Common Stock issuable (i) as contemplated or permitted by this Agreement and (ii) upon exercise of the Warrants. The capitalization of Parent immediately prior to the Closing Date is set forth on Schedule 3.2(a) attached hereto and the capitalization of Parent immediately following the Closing Date is set forth on Schedule 3.2(b) attached hereto. Except as disclosed in Schedule 3.2(b): (i) none of Parent’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Parent; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Parent or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to issue additional capital stock of Parent or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Parent or any of its subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of Parent or any of its subsidiaries or by which Parent or any of its subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with Parent or any of its subsidiaries; (v) there are no agreements or arrangements under which Parent or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of Parent or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to redeem a security of Parent or any of its subsidiaries; and (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Merger Consideration; and (viii) Parent has not issued any stock appreciation rights or “phantom stock” or any similar rights.

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3.3               Authority. This Agreement, the Related Agreements and the Warrants have been duly authorized, executed and delivered by Parent and Merger Sub and constitute or, when executed will constitute, a valid and legally binding agreement of Parent and Merger Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.4               Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by Parent in connection with the execution, delivery, and performance by Parent of this Agreement, the Related Agreements and the Warrants and the transactions contemplated hereby, except for: (i) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, and the transactions contemplated by this Agreement; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of any securities exchange; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.5                No Breach. The execution, delivery and performance by Parent of this Agreement, the Related Agreements, the Warrants or any other instruments, agreements, certificates and documents contemplated hereby or thereby will not violate or conflict with any provision of the Articles of Incorporation of Parent; nor do such actions constitute a default of or require the consent or approval under any agreement or instrument to which Parent is a party or by which Parent’s assets are bound, or require Parent to obtain the approval or consent of any Governmental Authority; nor will such actions materially violate any applicable Law presently applicable to Parent.

3.6               SEC Filings; Financial Statements; Undisclosed Liabilities. (a) Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

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(b)                Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)                 The unaudited balance sheet of Parent dated as of June 30, 2018 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in Schedule 3.6(c), neither Parent nor any of its subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.7               Absence of Certain Developments. Except as set forth on Schedule 3.7, since the date of the Parent Balance Sheet, there has occurred no Parent Material Adverse Effect and no fact or condition exists or is contemplated or threatened which would reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth on Schedule 3.7, since the date of the Parent Balance Sheet, Parent has conducted its business only in the Ordinary Course of Business and, without limiting the generality of the foregoing, Parent has not:

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(a)                 mortgaged or pledged any properties or assets or subjected any property or asset to any Lien, except Liens for current Taxes not yet due and payable;

(b)                sold, assigned, transferred or licensed any tangible or intangible assets or canceled any debts or claims except in the Ordinary Course of Business;

(c)                 made any commitment for capital expenditures;

(d)              suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance;

(e)                paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against Company or any of its directors, managers, officers, employees or agents; or

(f)                 committed to do any of the foregoing.

3.8               Compliance with Laws and Regulations; Permits.

(a)                 Parent has complied in all material respects with all Laws applicable to its business.

(b)                Parent owns, holds or possesses all Permits that are necessary to entitle it to own or lease, operate and use the properties and assets to carry on and conduct its business substantially as currently conducted. Except as set forth on Schedule 3.8(b), since December 31, 2017: (i) Parent has fulfilled and performed its material obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default by Parent under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Parent; and (iii) each Permit is valid, subsisting and in full force and effect and will continue in full force and effect after the transactions contemplated by this Agreement, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

(c)                 Parent complies with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., and all local laws concerning corrupt payments, including applicable export control, money laundering and anti-terrorism Laws. Neither Parent nor, to Parent’s knowledge, any employee or contractor of Parent has, directly or indirectly, on behalf of or with respect to Parent, offered, paid, solicited or received any remuneration in violation of any Law (including any kickback, bribe, or rebate and regardless of form, whether in money, property or services) directly or indirectly, overtly or covertly, in return for obtaining or retaining business or securing an improper advantage in violation of any applicable Law.

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3.9               Financial Advisors; Broker Fees. Neither Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.10           Litigation. There are no actions, suits or proceedings pending or, to Parent’s knowledge, threatened against or affecting Parent or its Affiliates at law or in equity, by or before any Governmental Authority, arbitrator or any other Person, which could adversely affect Parent’s performance under this Agreement, the Related Agreements to which it is a party, the Warrants or the consummation of the transactions contemplated thereby.

3.11           Valid Issuance. The Merger Consideration to be issued in the Merger, and the Warrant Shares, upon exercise of the Warrants, will, when issued in accordance with the provisions of this Agreement and the Warrants be validly issued, fully paid and nonassessable.

3.12           No Integrated Offering. None of Parent or any of its Affiliates or subsidiaries, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of Parent for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules, regulations or requirements that permit trading of the Parent Common Stock on the OTCQB that would reasonably lead to the suspension of the trading of the Parent Common Stock on the OTCQB. None of Parent or its Affiliates or subsidiaries or any Person acting on its or their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

3.13           Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

3.14           Taxes. Parent has duly and timely filed all material Tax Returns that were due. All such Tax Returns are true, correct, and complete in all material respects. All Taxes due and payable with respect to such Tax Returns (whether or not shown as payable), or otherwise due and payable by Parent, have been timely paid to the appropriate Governmental Authority. Parent has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Parent has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Laws. Parent has not extended any statute of limitations relating to any Taxes. No audits or other proceedings are ongoing or, to the Knowledge of the Parent, threatened with respect to any Tax Return or Taxes of Parent. Parent has not taken nor agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

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3.15           Merger Sub. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement and the Related Agreements. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of all Liens.

ARTICLE 4.

ADDITIONAL COVENANTS AND AGREEMENTS

4.1               Conduct of Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other party, each of Parent and Company shall (x) conduct their respective businesses in the Ordinary Course of Business and (y) use reasonable best efforts to maintain and preserve intact their respective current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the respective business.

4.2               Public Announcements. Unless required by applicable Law, including the rules and regulations of any securities exchange, no press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Party without the advance approval of the other Party, in which case the non-disclosing Party shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication.

4.3               Cooperation. After the Closing, Company shall, at the Parties’ shared expense, cooperate, as and to the extent reasonably requested by Parent, in connection with any litigation, arbitration or similar proceeding brought by or against any third party in connection with any transaction contemplated by this Agreement. Notwithstanding anything to the contrary, this Section 4.3 shall not apply in any litigation, arbitration or similar proceeding brought by or against any third party in connection with any claims Pioneer has agreed to indemnify under the Indemnity Agreement.

4.4               Commercially Reasonable Efforts. From the date hereof until the Effective Time, subject to the terms and conditions of this Agreement, Parent and Company each will use their commercially reasonable efforts to cooperate and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including without limitation, the preparation of any financial statements related to the Company as may be required by applicable Law.

4.5               Specific Performance. Each of Parent and Company acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent and Company agree that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

4.6               Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, but not limited to, transferring any Company Intellectual Property or Permits so that the Surviving Company becomes the holder of record of such Company Intellectual Property or Permits, each of the parties hereto will take such commercially reasonable further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Without limiting the foregoing, Company agrees to cooperate with Parent and its respective Affiliates with any post-Closing notification requirements and shall provide such information to Parent and its Affiliates as such Persons may reasonably require to complete such notification.

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4.7               Access to Books and Records. From the date hereof until the Closing, Company shall provide Parent and its authorized representatives with reasonable access, during normal business hours and upon reasonable written notice, to the books and records of Company in order for Parent to have the opportunity to make reasonable investigation thereof, in each case, if (a) permitted under applicable Law, (b) such books and records are not subject to confidentiality agreements or other non-disclosure obligations, (c) disclosing such books and records would not adversely affect any attorney-client privilege, work product or similar privilege and (d) such access does not unreasonably disrupt the operations of the Company’s business.

4.8               Confidentiality. Subject to Section 4.9, Parent shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact, in any manner, any officer, director, employee, manager, customer, supplier or other business relation of Company prior to the Closing without the prior written consent of Company. Parent shall, and shall cause its employees, agents, representatives and Affiliates to, abide by the terms of a confidentiality agreement customary for transaction of this type with respect to such access and any information furnished to it or its representatives.

4.9               Governmental Approvals and Consents. Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, the Related Agreements and the Warrants, including those set forth on Section 4.9 of the Disclosure Schedule. Each party shall cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(a)                 Company and Parent each will, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement.

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(b)                Company and Parent shall, subject to applicable Law, promptly (i) cooperate and coordinate with the other in the taking of the actions contemplated by Section 4.9(a) and (ii) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall, subject to applicable Law, promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Company or Parent receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation (subject to Applicable Law) with the other party, an appropriate response in compliance with such request, and, if permitted by Applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

4.10           Integration. Parent shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated for purposes of the rules and regulations of the OTCQB such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.11           Tax Matters. Parent, Merger Sub and the Company shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Parent, Merger Sub or the Company shall (and each of the foregoing shall not permit or cause any affiliate or subsidiary to) take any actions, fail to take any actions, or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger described in Section 4.11, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 5.

CONDITIONS TO THE MERGER

5.1               Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                     The representations and warranties of Parent set forth in Article 2 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

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(b)                Parent shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                       No action or proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the consummation of the transactions contemplated hereby or cause such transactions to be rescinded, and no judgment, decree, order or applicable Law that would prohibit the consummation of the Closing shall be in effect;

(d)                Parent shall have delivered to Pioneer Power Solutions, Inc. the following deliverables:

(i)                  the $1.60 Warrant, duly executed by Parent;

(ii)                the $2.00 Warrant, duly executed by Parent;

(iii)              the Shares;

(iv)           a certificate of Parent’s secretary certifying (x) resolutions of the board of directors of Parent and resolutions of the equityholders of Parent, to the extent required by applicable Law, approving this Agreement and the transactions contemplated hereby and (y) the bylaws of Parent, as amended and/or restated;

(v)                a copy of each of Parent’s and Merger Sub’s formation documents, in each case certified by the Secretary of State of their respective state of incorporation;

(vi)              a certificate of good standing for each of Parent and Merger Sub as of a recent date from the Secretary of State of their respective states of incorporation; and

(e)                 The Contract Manufacturing Agreement shall be in full force and effect.

(f)                 The Non-Competition and Non-Solicitation Agreement shall be in full force and effect with Pioneer and Nathan Mazurek.

(g)                The Indemnity Agreement shall be in full force and effect with Pioneer.

5.2               Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The respective obligations of each of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                 The representations and warranties of Company set forth in Article 2 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(b)                Company shall have performed in all material respects all of the covenants and agreements required to be performed by Company under this Agreement at or prior to the Closing;

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(c)                 Since the date of this Agreement, there will not have occurred or arisen any change, effect, fact, condition, circumstance, occurrence, state of facts or development, nor will there exist any change, effect, fact, condition, circumstance, occurrence, state of facts or development, which, individually or in the aggregate, have resulted, or would reasonably be expected to result, in a Company Material Adverse Effect;

(d)                No action or proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the consummation of the transactions contemplated hereby or cause such transactions to be rescinded, and no judgment, decree, order or Applicable Law that would prohibit the consummation of the Closing shall be in effect;

(e)                 Company shall have delivered to Parent the following deliverables:

(i)                a certificate of Company’s secretary certifying (x) resolutions of the board of directors of Company and resolutions of the equityholders of Company approving this Agreement and the transactions contemplated hereby and (y) the bylaws of Company, as amended and/or restated;

(ii)                a copy of Company’s Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware;

(iii)              a certificate certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)); and

(iv)              a certificate of good standing or comparable certificate for Company as of a recent date from the Secretary of State of the State of Delaware; and

(f)                 The Contract Manufacturing Agreement shall be in full force and effect.

(g)                The Non-Competition and Non-Solicitation Agreement shall be in full force and effect with Pioneer and Nathan Mazurek.

(h)                The Indemnity Agreement shall be in full force and effect with Pioneer.

ARTICLE 6.

TERMINATION

6.1               Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)                   by the mutual written consent of Parent and Company;

(b)                by Parent, if there has been a violation or breach by Company of any covenant, representation or warranty of Company contained in this Agreement that would prevent the satisfaction of any condition to the obligation of Parent to consummate the Closing, and such violation or breach has not been expressly waived in writing by Parent, or has not been cured by Company within thirty (30) days after written notice thereof from Parent (or has not been cured by Company within five (5) days after written notice thereof from Parent in the event such Company fails to consummate the Closing on the second Business Day following satisfaction or waiver of each of the conditions set forth in Article 5 (other than conditions that are to be satisfied at Closing));

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(c)                 by Company, if there has been a violation or breach by Parent of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Company to consummate the Closing, and such violation or breach has not been expressly waived in writing by Company, or has not been cured by Parent within thirty (30) days after written notice thereof from Company (or has not been cured by Parent within five (5) days after written notice thereof from Company in the event Parent fails to consummate the Closing on the second Business Day following satisfaction or waiver of each of the conditions set forth in Article 5 (other than conditions that are to be satisfied at Closing));

(d)                by either Parent or Company, if the transactions contemplated hereby have not been consummated on or prior to January 31, 2019 (the “Termination Date”); provided, that (i) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article 5 hereof (other than those conditions that by their terms or nature are to be satisfied at the Closing) occurs two Business Days or less prior to the Termination Date, then neither Parent nor Company shall be permitted to terminate this Agreement pursuant to this Section 6.1(d) until the third Business Day after the Termination Date; and (ii) neither Parent nor Company shall be entitled to terminate this Agreement pursuant to this Section 6.1(d) if such Person’s or its Affiliates’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e)                 by either Parent or Company, if any Governmental Authority issues any order, judgment, injunction, decree or other legally binding pronouncement permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, which shall have become final and non-appealable; provided, that the party seeking termination of this Agreement pursuant to this Section 6.1(e) used commercially reasonable efforts (in accordance with the terms of this Agreement and Section 4.9) to resist and otherwise challenge the entry of such order, judgment, injunction, decree or other legally binding pronouncement;

6.2               Effect of Termination. In the event of any termination of this Agreement as provided in Sections 6.1 above, this Agreement shall immediately become void and of no further force or effect (other than this Section 6.2 and Article 8 hereof, which shall survive the termination of this Agreement in accordance with their terms), and there shall be no liability on the part of any of Parent or Company to any other party hereunder, except that each party hereto shall be liable for any fraud or any willful breach of this Agreement that was committed prior to such termination. For purposes of clarification, if a party does not consummate the transactions contemplated hereby at the time required hereby in circumstances in which all of the conditions set forth in Section 5.1 or 5.2, as applicable, have been satisfied (or could be satisfied at the Closing), such circumstance or failure to close shall be deemed to be a willful breach of this Agreement.

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ARTICLE 7.

MISCELLANEOUS

7.1               Expenses. Company, on the one hand, and Parent, on the other hand, shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.

7.2               Notices. Any notice, request, demand or other communication given by any Party under this Agreement (each a “notice”) shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (a) when personally delivered, or (b) upon delivery by an internationally recognized express courier service which provides evidence of delivery, or (c) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, (d) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier, or (e) on the date of transmission if sent by electronic mail. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Company, to:

Pioneer Power Solutions, Inc.
400 Kelby Street, 12th Floor

Fort Lee, New Jersey
Attn: Nathan Mazurek, Chief Executive Officer
Email: nmazurek@pioneerpowersolutions.com

with a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attn: Rick A. Werner
Email: rick.werner@haynesboone.com

If to Parent, to:

CleanSpark, Inc.

4360 Viewridge Avenue, Suite C

San Diego, California 92123
Attn: Zachary Bradford, President
Facsimile: N/A

Email: zach@cleanspark.com

with a copy to:

The Doney Law Firm
Attn: Scott Doney

Facsimile: N/A
Email: scott@doneylawfirm.com

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7.3                    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement or any part thereof, may not be assigned without the prior written consent of the other Parties, which consent may be withheld in the sole discretion of the other Parties.

7.4               Entire Agreement; Modification. This Agreement supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, and is intended to be the entire and complete statement of the terms of the agreement between the Parties, and may be amended or modified only by a written instrument executed by the Parties. The waiver by one Party of any breach of this Agreement by the other Parties shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party.

7.5               Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.6               Governing Law. This Agreement shall be exclusively interpreted and governed by the Laws of the State of Delaware, without regard to its conflict of law provisions.

7.7               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

7.8               Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be required to carry out the provisions hereof and the transactions contemplated hereby, including for the Merger.

7.9               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10           No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties and as provided in Section 8.4(a)) any rights or remedies hereunder. Without limiting the generality of the immediately preceding sentence, no employee of Company shall acquire any rights or remedies as a result of this Agreement, and the employees of Company shall have no right whatsoever to enforce any provision of this Agreement.

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7.11           Consent to Jurisdiction. The Parties hereby irrevocably consent and voluntarily submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby to personal jurisdiction in the State of Delaware in and by the federal, state and local courts located in the State of Delaware, and agree that they may be served with process in any such action by certified or registered mail, return receipt requested, as provided in Section 7.2 hereof, or to their respective registered agents for service of process in the state of their incorporation. The Parties each irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement.

7.12           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.13           Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 8.

DEFINITIONS

8.1               Certain Definitions.

The following terms shall have the following meanings for purposes of this Agreement:

“Action” shall mean any (a) Order, suit, litigation, proceeding, hearing, arbitration, action, settlement agreement, corporate integrity agreement or audit or (b) claim, charge, complaint, demand, investigation or dispute.

“Affiliate” as applied to any Person, shall mean (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (b) any director or executive officer with respect to such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and such “control” will be presumed if any Person owns 30% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

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“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the State of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” shall mean a material and adverse effect on (a) the results of the operations or financial condition or assets of Company, or (b) the ability of Company to consummate timely its obligations under this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Contract” shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or license.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principlesas in effect from time to time.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government entities established to perform such functions.

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“Indebtedness” shall mean, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Intellectual Property” means all worldwide (a) trade names, trademarks, service marks, certification marks, trade dress, Internet domain names and social media accounts, all applications and registrations for any of the foregoing, all renewals and extensions thereof and all goodwill of Company associated with any of the foregoing (“Trademarks”); (b) patents, utility models and industrial design registrations and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions and renewals; (c) works of authorship and copyrights, including software and databases, all applications and registrations for the foregoing, all renewals and extensions thereof and all moral rights associated with any of the foregoing; (d) trade secrets and proprietary information, including confidential and proprietary information and know-how, inventions (whether or not patentable), invention disclosures, algorithms, designs, drawings, prototypes, business methods, processes, discoveries, ideas, formulae, manufacturing techniques, specifications, and engineering data, (e) all moral and economic rights of authors or inventors, however denominated, (f) any similar or equivalent rights to any of the foregoing throughout the world, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (h) all rights to sue and recover damages for past, present and future infringement, misappropriation or other violations of any of the foregoing.

“Knowledge of Company” shall mean the actual knowledge of Nathan Mazurek, assuming reasonable investigation has been made regarding the relevant matter, after reviewing this Agreement.

“Law” shall mean any law, statute, regulation, ordinance, rule, rule of common law, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including state, federal and foreign criminal and civil laws and/or related regulations.

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“Liabilities” shall mean any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law or Contract and including any liability for Taxes.

“Lien” shall mean, with respect to any property or asset, any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, servitude, easement, encroachment, lease or sublease, restriction, claim, judgment, option, right of first offer, right of first refusal or interest of another Person of any kind or nature.

“Losses” shall mean all Liabilities, losses, costs, damages, Taxes, penalties or expenses (including attorneys’ fees and expenses and costs of investigation and litigation).

“Order” shall mean any judgment, order, direction, decree, stipulation, injunction, writ, charge or other restriction of any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“OTCQB” shall mean the OTCQB Marketplace operated by the OTC Markets Group, Inc.

“Parent Material Adverse Effect” shall mean a material and adverse effect on (a) the results of the operations or financial condition or assets of Parent, or (b) the ability of Parent to consummate timely its obligations under this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Parent operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Company; (vi) any matter of which Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Parent; (ix) any natural or man-made disaster or acts of God; or (x) any failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“Permits” means registrations, licenses, permits, registrations, certifications, variances, waivers, interim permits, permit applications, approvals or other authorizations under any Law.

“Permitted Liens” means, collectively: (a) Liens for Taxes not yet due and payable; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting leased real property which are not, individually or in the aggregate, material to the Company, which do not prohibit or interfere with the current operation of any leased real property and which do not render title to any leased real property unmarketable; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Company.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Pioneer” means Pioneer Power Solutions, Inc.

“Related Agreements” shall mean the Contract Manufacturing Agreement, the Certificate of Merger, the Indemnity Agreement, the Non-Competition and Non Solicitation Agreement, and all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall mean, collectively, the Shares, the Warrants and the Warrant Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” or “Taxes” any federal, state, local, or foreign taxes, charges, fees, duties, levies, or other assessments, including gross income, net income, gross receipts, net receipts, capital gains, gross proceeds, net proceeds, ad valorem, profits, license, payroll, employment, excise, severance, stamp, lease, occupation, equalization, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (whether tangible or intangible), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charges or fees of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

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“Tax Return(s)” means any return (including estimated), declaration, report, claim for refund, or information return or statement relating to Taxes, filed, or to be filed, with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the Sections of this Agreement set forth after such term below:

Term	Section
$1.60 Warrant Shares	Recitals
$2.00 Warrant	Recitals
Agreement	Preamble
Certificate of Merger	1.3
Certificates	1.8(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Common Stock	Recitals
Company Material Contracts	2.4(a)
DGCL	Recitals
Disclosure Schedule	Article 2
Effective Time	1.3
Financial Statements	2.5(a)(ii)
Historical Financials	2.5(a)(ii)
Interim Financials	2.5(a)(i)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Notice	7.2
Parent	Preamble
Parent Balance Sheet	3.6(c)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article 3
Parent Preferred Stock	3.2
Parent SEC Documents	3.6(a)
Shares	Recitals
Surviving Company	1.1
Termination Date	6.1(d)
Third Party Intellectual Property	2.9(a)
Trademarks	8.1
Warrant Shares	Recitals
Warrants	Recitals

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PIONEER CRITICAL POWER, INC.

By:	/s/ Nathan Mazurek
Name:	Nathan Mazurek
Title:	Chief Executive Officer

CLEANSPARK, INC.

By:	/s/ Zachary Bradford
Name:	Zachary Bradford
Title:	President

CLEANSPARK ACQUISITION, INC.

By:	/s/ Zachary Bradford
Name:	Zachary Bradford
Title:	Chief Executive Officer
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